AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1995.

                                       REGISTRATION STATEMENT NO. 33-62537
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                      PRE-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            JONES INTERCABLE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------
              COLORADO                               84-0613514
   (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                (303) 792-3111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                ---------------

                                GLENN R. JONES
                            CHIEF EXECUTIVE OFFICER
                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                (303) 792-3111
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:

                           ELIZABETH M. STEELE, ESQ.
                        VICE PRESIDENT/GENERAL COUNSEL
                            JONES INTERCABLE, INC.
                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112
                                (303) 792-3111

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                                                      PROPOSED
                                                                       PROPOSED       MAXIMUM
                                                        AMOUNT         MAXIMUM       AGGREGATE      AMOUNT OF
              TITLE OF EACH CLASS OF                    TO BE       OFFERING PRICE    OFFERING     REGISTRATION
          SECURITIES TO BE REGISTERED(1)           REGISTERED(2)(3) PER UNIT(3)(4)  PRICE(3)(4)       FEE(5)
---------------------------------------------------------------------------------------------------------------
Senior Debt Securities, Senior Subordinated Debt
 Securities, Subordinated Debt Securities and
 Class A Common Stock, $.01 par value.............                                  $600,000,000   $206,896.55
---------------------------------------------------------------------------------------------------------------

(1) Such indeterminate principal amount of Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities as may from time to time be issued at indeterminate prices and such indeterminate number of shares of Class A Common Stock as may from time to time be issued at indeterminate prices. Includes such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) In no event will the aggregate initial public offering price of the Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities and Class A Common Stock registered hereby exceed $600,000,000, or the equivalent thereof in one or more foreign currencies.
(3) Pursuant to General Instruction II.D. of Form S-3 under the Securities Act, the Calculation of Registration Fee Table does not specify by each class of securities to be registered pursuant hereto the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.
(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with and at the time of the issuance by the Registrant of the securities registered hereunder.
(5) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Securities Act.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

                             JONES INTERCABLE, INC.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

    REGISTRATION STATEMENT ITEM                LOCATION IN PROSPECTUS
    ---------------------------                ----------------------
 1.Forepart of the Registration     Facing Page; Cross-Reference Sheet; Outside
     Statement and Outside Front     Front Cover Page of Prospectus.
     Cover Page of Prospectus......
 2.Inside Front and Outside Back    Inside Front and Outside Back Cover Page of
     Cover Pages of Prospectus.....  Prospectus; Available Information.
 3.Summary Information, Risk        The Company; Ratio of Earnings to Fixed
     Factors and Ratio of Earnings   Charges.
     to Fixed Charges..............
 4.Use of Proceeds................. Use of Proceeds.
 5.Determination of Offering        Not Applicable.
     Price.........................
 6.Dilution........................ Not Applicable.
 7.Selling Security Holders........ Not Applicable.
 8.Plan of Distribution............ Plan of Distribution.
 9.Description of Securities to be  Dividend Policy; Price Range of Class A
     Registered....................  Common Stock; Description of Capital
                                     Stock; Description of Debt Securities.
10.Interests of Named Experts and   Legal Matters; Experts.
     Counsel.......................
11.Material Changes................ Recent Developments.
12.Incorporation of Certain         Incorporation of Certain Information by
     Information by Reference......  Reference.
13.Disclosure of Commission         Not Applicable.
     Position on Indemnification
     for Securities Act
     Liabilities...................

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE    +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 25, 1995

PROSPECTUS
                 [LOGO OF JONES INTERCABLE, INC. APPEARS HERE]
          SENIOR DEBT SECURITIES, SENIOR SUBORDINATED DEBT SECURITIES,
             SUBORDINATED DEBT SECURITIES AND CLASS A COMMON STOCK

                                  -----------

  Jones Intercable, Inc. (the "Company") may offer from time to time (i) debentures, notes and/or other unsecured evidences of indebtedness consisting of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") and subordinated debt securities ("Subordinated Debt Securities") in one or more series (collectively, the "Debt Securities") or (ii) shares of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), or any combination of the foregoing, having an aggregate initial public offering price not to exceed U.S. $600,000,000 or the equivalent thereof in one or more foreign currencies at prices and on terms to be determined at or prior to the time of sale. The Debt Securities may be issued as convertible Debt Securities convertible into shares of the Class A Common Stock or into other securities. The Debt Securities and the Class A Common Stock are collectively referred to as the "Securities."

  Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt, senior subordinated debt or subordinated debt, authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, and the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable and (ii) in the case of the Class A Common Stock, the number of shares and the terms of the offering and sale thereof. The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

  The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System operated by the National Association of Securities Dealers, Inc. under the symbol JOINA. Any Class A Common Stock offered will be listed, subject to notice of issuance, on such exchange. See "Price Range of Class A Common Stock."

  The Company may sell Securities directly to purchasers or through agents or dealers designated from time to time by the Company or to or through underwriters. If any agents, dealers or underwriters are involved in the sales of Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement. The net proceeds to the Company from the sale of the Securities will be set forth in the Prospectus Supplement.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

             The date of this Prospectus is November   , 1995.

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") relating to the Securities under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Securities and the Company, reference is made to the Registration Statement.

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of any such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

  The Company will furnish to holders of the Securities annual reports containing audited financial statements accompanied by a report thereon by the Company's independent certified public accountants.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents, which have been filed by the Company with the Commission (File No. 1-9953) pursuant to the requirements of the Exchange Act, are hereby incorporated by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, as amended, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995,
(iii) the Company's Current Report on Form 8-K dated September 8, 1995, (iv) the Company's Current Report on Form 8-K dated September 27, 1995, (v) the Company's Current Report on Form 8-K dated October 10, 1995 and (vi) the Company's Proxy Statement dated May 19, 1995.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement and this Prospectus or any Prospectus Supplement.

  The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such persons, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such document). Requests should be directed to Elizabeth M. Steele, Vice President/General Counsel and Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80133-3309, (303) 792-3111.

                                  THE COMPANY

  The Company is a Colorado corporation organized in 1970. The Company is primarily engaged in the cable television business. The Company also holds equity interests in a number of programming and other cable-related subsidiaries. At May 31, 1995, the Company had a total of approximately 3,480 employees. The executive offices of the Company are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and its telephone number is (303) 792-3111.

  The Company develops and operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the Company's owned and managed cable television systems, the Company is one of the largest cable television operators in the United States. As of May 31, 1995, the Company owned or managed 55 cable television systems serving a total of approximately 1,350,000 basic subscribers in 23 states. Glenn R. Jones, the founder, Chairman, Chief Executive Officer and major shareholder of the Company, is one of the pioneers in the cable television industry, and he has been involved in the ownership and operation of cable television systems since 1970.

  The Company has grown by acquiring and developing cable television systems for both itself and its managed partnerships, primarily in suburban areas with attractive demographic characteristics. One of the primary factors utilized by the Company in deciding to acquire a particular cable television system is the potential of the system for operating cash flow growth and value appreciation. Key elements of the Company's operating strategy include increasing basic penetration levels and revenue per subscriber through targeted marketing, superior customer service and maintenance of high technical standards. The Company has deployed fiber optic cable wherever practical in its current rebuild and upgrade projects, which improves system reliability and picture quality, increases channel capacity and provides the potential for new business opportunities. The Company has focused on pay-per-view and advertising as revenue growth opportunities, and expects to continue to do so in the future.

  Within the past several years, and at an increasing pace recently, the cable television industry has seen much change. With recent announcements of alliances between cable television companies and telephone, computer and software companies, the Company believes that the nature of the cable television business is changing from the traditional coaxial network delivering video entertainment to a more sophisticated, digital platform environment where cable systems could be capable of delivering traditional programming as well as other services, including data, telephone and expanded educational and entertainment services on an interactive basis. As this convergence of various technologies progresses, cable television companies will have to reevaluate their system architecture, upgrade their cable plants to take advantage of new opportunities and consider clustering their systems in geographic areas where they can achieve economies of scale and reasonable returns on the investments made. The Company is, on an on-going basis, evaluating its position in this changing marketplace and intends, where possible, to pursue these opportunities as they evolve. The ability of the Company to do so, however, will be dependent in large part on the availability of debt and equity financing.

  The Company intends to grow by implementing a balanced strategy directed at acquiring cable television systems from Company-managed limited partnerships and from third parties. As part of this process, certain systems owned by the Company and its managed partnerships may be sold to third parties and/or such systems may be exchanged for systems owned by other cable system operators. It is the Company's plan to cluster its cable television properties, to the extent feasible, in geographic areas where it will have an adequate number of subscribers to justify the capital expenditures required to upgrade its plant and the possible offering of telephony and other telecommunications services. The Company also intends to maintain and enhance the value of its current cable television systems through capital expenditures. Such expenditures will include, among others, cable television plant extensions and the upgrade and rebuild of certain systems. Acquisitions and capital expenditures are subject to the availability of cash generated from operations and debt and equity financing. The capital resources to accomplish these strategies are expected to be provided, in part, by the net proceeds to the Company from the sale of the Securities.

  Glenn R. Jones, the Chairman of the Board of Directors and Chief Executive Officer of the Company, is deemed to be the beneficial owner of all of the shares of Class A Common Stock and Common Stock of the Company owned by him and by Jones International, Ltd., a private company owned 100 percent by Mr. Jones, and certain of their affiliates. Mr. Jones' direct and indirect stock ownership in the Company enables him to control the election of a majority of the Company's Board of Directors and gives him voting power over approximately 41 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote. See "Description of Capital Stock."

  In December 1994, Bell Canada International Inc. ("BCI"), which has an approximate 30 percent economic interest in the Company through its indirect ownership of approximately 38 percent of the Class A Common Stock of the Company, acquired from Mr. Jones and Jones International, Ltd. and certain of their affiliates options to purchase all of the shares of the Company's Common Stock owned by Mr. Jones, Jones International, Ltd. and certain of their affiliates. These options, if and when exercised, would enable BCI to control the election of a majority of the Company's Board of Directors. BCI, through its parent company, BCE Inc., and their affiliates, is engaged in many areas of the telecommunications business. BCE Inc. is the largest telecommunications company in Canada and it also is the parent company of Bell Canada, the largest provider of telecommunications services in Canada. BCI is also affiliated with Bell Northern Research, Canada's largest research and development organization, and with Northern Telecom, a leading global manufacturer of telecommunications equipment. BCI and the Company also are principal shareholders of Bell Cablemedia plc, which is one of the largest cable communications companies providing multi-channel television and telephony services in the United Kingdom.

                              RECENT DEVELOPMENTS

  As part of its strategy of geographically clustering its cable television systems, the Company has announced several acquisitions of cable television systems from its managed partnerships and from unaffiliated parties and the exchange of cable television systems owned or to be acquired by the Company for cable television systems currently owned by unaffiliated parties. These acquisitions and exchanges are scheduled to close during the autumn of 1995 or in the first half of 1996. It is anticipated that the Company will acquire and hold these cable television systems through a wholly owned subsidiary, Jones Cable Holdings, Inc. These transactions will increase the Company's basic subscriber base to approximately 560,000, an increase of approximately 247,000. Funding for these transactions is expected to come from cash on hand, cash generated from operations and borrowings under the Company's credit facility, which currently is being renegotiated to have Jones Cable Holdings, Inc. act as the borrower and to increase the maximum amount available from $300,000,000 to $500,000,000.

  In October 1995, the Company purchased from a managed partnership the cable television system serving areas in and around Augusta, Georgia (the "Augusta System") for a purchase price of $142,618,000, subject to normal closing adjustments. The Augusta System serves approximately 67,000 basic subscribers and passes approximately 102,000 homes. The Augusta System is contiguous with the cable television system already owned by the Company serving areas in and around North Augusta, South Carolina (the "North Augusta System"). Together, the Augusta System and the North Augusta System form an operating cluster that will serve approximately 81,700 basic subscribers and pass approximately 125,700 homes.

  The Company has agreed to purchase from an unaffiliated party the cable television systems serving areas in and around Dale City, Lake Ridge, Woodbridge, Fort Belvoir, Triangle, Dumfries, Quatico, Accoquan and portions of Prince William County, all in the State of Virginia (the "Dale City System") for a purchase price of $123,000,000, subject to normal closing adjustments. These systems serve approximately 50,000 basic subscribers and pass approximately 64,100 homes. The Company also has agreed to purchase from unaffiliated companies the cable television systems serving areas in and around Manassas, Manassas Park, Haymarket and portions of Prince William County, all in the State of Virginia (the "Manassas System") for a purchase price of $71,100,000, subject to normal closing adjustments. These systems serve approximately 26,000 basic subscribers and pass approximately 39,000 homes.

  The Company has also agreed to purchase three cable television systems from various of its managed partnerships and to exchange those systems for cable television systems currently owned by an unaffiliated party. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Carmel, Indiana (the "Carmel System") for a purchase price of $44,235,333, subject to normal closing adjustments. The Carmel System serves approximately 18,500 basic subscribers and passes approximately 24,400 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Orangeburg, South Carolina (the "Orangeburg System") for a purchase price of $18,347,667, subject to normal closing adjustments. The Orangeburg System serves approximately 12,000 basic subscribers and passes approximately 16,530 homes. The Company has agreed to purchase from a venture comprised of three managed partnerships the cable television system serving areas in and around Tampa, Florida (the "Tampa System") for a purchase price of $110,395,667, subject to normal closing adjustments. The Tampa System serves approximately 62,500 basic subscribers and passes approximately 125,000 homes. The Company has also entered into an asset exchange agreement with an unaffiliated cable television system operator pursuant to which the Company will convey to that operator substantially all of the assets of the Carmel System, the Orangeburg System and the Tampa System and cash in the amount of $3,500,000, subject to normal closing adjustments. In return, the Company will receive substantially all of the assets of cable television systems serving Andrews Air Force Base, Capitol Heights, Cheltenham, District Heights, Fairmont Heights, Forest Heights, Morningside, Seat Pleasant, Upper Marlboro, and portions of Prince George's County, Maryland (the "Prince George's County System") and a portion of Fairfax County, Virginia (the "Reston System"). The Prince George's County System and the Reston System serve approximately 85,000 subscribers.

  The Prince George's County System is contiguous to the Company's Alexandria, Virginia, Calvert County, Maryland and Charles County, Maryland cable television systems. The Reston System is approximately 12 miles from the Company's Alexandria, Virginia system. Acquisition of the Prince George's County System and the Reston System together with the acquisitions of the Dale City System and the Manassas System discussed above, will, together with cable television systems already owned or managed by the Company in the area, bring the total number of basic subscribers owned or managed by the Company in the Baltimore/Washington, D.C. metropolitan area to approximately 300,000.

  The Company has also agreed to purchase four cable television systems from various of its managed partnerships and to exchange those systems together with two systems already owned by the Company for cable television systems currently owned by an unaffiliated party. The Company has agreed to purchase from a venture comprised of four managed partnerships the cable television system serving the City of Manitowoc, Wisconsin (the "Manitowoc System") for a purchase price of $15,735,667, subject to normal closing adjustments. The Company, as general partner of the partnerships that form the venture, will receive a distribution of approximately $3,900,000 upon the closing of this transaction. The Manitowoc System serves approximately 10,500 basic subscribers and passes approximately 15,400 homes. The Company's acquisition of the Manitowoc System is subject to the approval of the holders of a majority of the limited partnership interests of each of the four constituent partnerships of the venture that owns the Manitowoc System. The Company has agreed to purchase from a managed partnership the cable television systems serving areas in and around Lodi, Ohio (the "Lodi System") for a purchase price of $25,706,000, subject to normal closing adjustments. The Lodi System serves approximately 14,700 basic subscribers and passes approximately 20,600 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Ripon, Wisconsin (the "Ripon System") for a purchase price of $3,712,667, subject to normal closing adjustments. The Ripon System serves approximately 2,450 basic subscribers and passes approximately 2,500 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Lake Geneva, Wisconsin (the "Lake Geneva System") for a purchase price of $6,345,667, subject to normal closing adjustments. The Lake Geneva System serves approximately 3,400 basic subscribers and passes approximately 5,400 homes. The Company has also entered into an asset exchange agreement with an unaffiliated cable television system operator pursuant to which the Company will convey to that operator substantially all of the assets of the Manitowoc System, the Lodi System, the Ripon System, the Lake Geneva System and the cable television systems serving areas in and around Kenosha, Wisconsin (the "Kenosha System") and Hilo, Hawaii (the "Hilo System") currently owned by the Company. The Hilo System serves approximately 17,000 basic subscribers and passes approximately 23,000 homes. The Kenosha System serves approximately 27,000 basic subscribers and passes approximately 39,000 homes. In return, the Company will receive substantially all of the assets of the cable television system serving areas in and around Savannah, Georgia (the "Savannah System") and $4,000,000 in cash, subject to normal closing adjustments. The Savannah System serves approximately 63,000 subscribers and passes approximately 100,000 homes.

  In October 1995, Cable TV Fund 11-B, Ltd., one of the Company's managed partnerships, entered into an agreement with an unaffiliated party to sell its cable television system serving areas in and around Lancaster, New York (the "Lancaster System") for a sales price of $84,000,000 in cash, subject to normal closing adjustments. The Lancaster System serves approximately 38,000 basic subscribers and passes approximately 57,000 homes. The Company, as general partner of the partnership, will receive a distribution of approximately $14,262,000 upon the closing of the sale of the Lancaster System. The closing of this transaction is subject to the approval of the sale by the holders of a majority of the limited partnership interests of Cable TV Fund 11-B, Ltd. and is expected to occur during the first half of 1996.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                     YEAR ENDED MAY 31,                   THREE MONTHS
                         ---------------------------------------------  ENDED AUGUST 31,
                           1991     1992     1993      1994     1995          1995
                         --------  ------- --------  --------  -------  ----------------
                                     DOLLARS IN THOUSANDS, EXCEPT RATIOS
Pre-tax Income (Loss)... $(45,030) $23,383 $(40,266) $(25,277) $(4,001)     $(6,420)
Adjustments:
  Interest expense......   44,699   38,129   43,573    36,189   39,939       13,368
  Interest charged to
  cable
  television systems
  held
  for resale............   (4,598)     --       --        --       --           --
Equity in losses of
 limited partnerships...   11,233    8,158    2,900     4,624    2,981          923
                         --------  ------- --------  --------  -------      -------
                         $  6,304  $69,670 $  6,207  $ 15,536  $38,919      $ 7,871
Interest Expense (net).. $ 40,101  $38,129   43,573    36,189   39,939       13,368
                         --------  ------- --------  --------  -------      -------
Ratio of Earnings to
 Fixed Charges(1).......      --     1.83x      --        --       --           --
Coverage deficiency..... $(33,797)     --   (37,366) $(20,653) $(1,020)     $(5,497)
                         ========  ======= ========  ========  =======      =======

--------
(1) The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pre-tax income, including equity in losses of limited partnerships, and (b) interest expense net of interest charged to cable television systems held for resale, by net interest expense.

                                USE OF PROCEEDS

  Except as otherwise described in the Prospectus Supplement relating to a specific offering of Securities, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for general corporate purposes, which may include acquisitions of cable television systems from managed partnerships and/or from unaffiliated parties, refinancings of indebtedness, working capital, capital expenditures, and repurchases and redemptions of securities.

                              CONCURRENT OFFERING

  The Company has filed a registration statement under the Securities Act for the offering, from time to time, of 2,844,678 shares of its Class A Common Stock held by various affiliates of the Company. Although this registration statement has not yet been declared effective, the Company anticipates that it will be declared effective concurrently with or shortly before or after the effectiveness of the Registration Statement filed in respect to the offering made by this Prospectus and that sales of the Class A Common Stock of the Company by such affiliates may be made from time to time concurrently with the offering made by this Prospectus. The Company will receive none of the proceeds of this concurrent offering. The Company also may file additional registration statements to offer equity or debt securities during the effectiveness of the Registration Statement filed in connection with the offering made by this Prospectus.

                                DIVIDEND POLICY

  The Company has never paid a cash dividend with respect to its shares of Common Stock or Class A Common Stock, and it has no present intention to pay cash dividends in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to provide funds for the operation and expansion of its business. Future dividends, if any, will be determined by the Board of Directors in light of the circumstances then existing, including the Company's earnings and financial requirements and general business conditions. If cash dividends are paid in the future, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. Such additional dividends on the Class A Common Stock are not cumulative but would be adjusted appropriately if cash dividends are declared with respect to a period other than a quarterly period. The Company's credit agreements restrict the right of the Company to declare and pay cash dividends without the consent of the lenders.

                      PRICE RANGE OF CLASS A COMMON STOCK

  The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol JOINA. Any shares of Class A Common Stock offered by this Prospectus will be listed, subject to notice of issuance, on such exchange. The following table sets forth for the first quarterly period of fiscal 1996 and for each quarterly period of fiscal 1995 and 1994 the high and low reported closing prices of the Company's Class A Common Stock as reported by NASDAQ.

      PERIOD                                                       HIGH    LOW
      ------                                                      ------ -------
      1996 First Quarter........................................  15 1/2 13 3/8
      PERIOD                                                       HIGH    LOW
      ------                                                      ------ -------
      1995 First Quarter........................................  15 3/8 12
           Second Quarter.......................................  15 3/8 13 5/16
           Third Quarter........................................  16 1/4 11 3/8
           Fourth Quarter.......................................  17 1/2 13 1/4
      PERIOD                                                       HIGH    LOW
      ------                                                      ------ -------
      1995 First Quarter........................................  15 1/4 11 1/4
           Second Quarter.......................................  19     12 1/2
           Third Quarter........................................  20 1/4 15
           Fourth Quarter.......................................  15 5/8 11

  If shares of the Company's Class A Common Stock are being offered, a recent last sale price of the Class A Common Stock will be set forth on the cover page of the Prospectus Supplement.

  The Company's Common Stock also is traded in the over-the-counter market and is quoted on the National Market System of NASDAQ under the symbol JOIN.

                          DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 5,550,000 shares of Common Stock, $.01 par value per share, of which 5,113,021 shares were outstanding at August 1, 1995, and 60,000,000 shares of Class A Common Stock, $.01 par value per share, of which 26,158,305 shares were outstanding at such date.

  The outstanding shares of both classes of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have pre-emptive or other rights to subscribe for additional shares of the Company. All issued and outstanding shares of Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of the Company may be paid upon the Common Stock and Class A Common Stock, if declared by the Company's Board of Directors out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of the Company, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.

  The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Class A Common Stock and Common Stock on a pro rata basis.

  The Class A Common Stock has voting rights that are generally 1/10th of those held by the Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25 percent of the total membership of the Board of Directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors.

  As of October 15, 1995, the outstanding shares of Class A Common Stock constituted approximately 84 percent of the total outstanding shares of capital stock of the Company but cast only 34 percent of the votes to be cast in matters to be acted upon by shareholders of the Company not requiring a class vote, and the outstanding shares of the Company's Common Stock constituted approximately 16 percent of the outstanding capital stock of the Company, but cast approximately 66 percent of the votes to be cast by shareholders of the Company in connection with such matters.

                         DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and any variations from such general terms and provisions applicable to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Debt Securities will be general unsecured obligations of the Company. The Senior Debt Securities will be senior to all subordinated indebtedness of the Company, including any Senior Subordinated Debt Securities and Subordinated Debt Securities and pari passu with other senior unsecured indebtedness of the Company. The Senior Subordinated Debt Securities will be subordinate in right of payment to any Senior Debt Securities and to certain other debt obligations of the Company that may be outstanding from time to time, pari passu with certain other senior subordinated indebtedness of the Company that may be outstanding from time to time and senior to certain subordinated indebtedness of the Company that may be outstanding from time to time, including any Subordinated Debt Securities. The Subordinated Debt Securities will be subordinate in right of payment to any Senior Debt Securities and Senior Subordinated Debt Securities and to certain other debt obligations of the Company that may be outstanding from time to time and pari passu with certain other subordinated indebtedness of the Company that may be outstanding from time to time.

  The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical except for provisions relating to subordination. There may be a separate trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. It is anticipated that the Senior Debt Securities will be issued under an Indenture to be executed by the Company and U.S. Trust Company of California, N.A., as Trustee (the "Senior Indenture"). It is anticipated that the Senior Subordinated Debt Securities will be issued under an Indenture to be executed by the Company and First Trust National Association, as Trustee (the "Senior Subordinated Indenture"). It is anticipated that the Subordinated Debt Securities will be issued under an Indenture to be executed by the Company and Bank of America National Trust and Savings Association, as Trustee (the "Subordinated Indenture"). Specific information regarding a Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

  The following discussion includes a summary description of all material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular sections or articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such sections or articles or defined terms are incorporated herein or therein by reference.

  The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

  The Indentures will not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness which may be issued thereunder and Debt Securities may be issued thereunder in one or more series, in such form or forms, with such terms and up to the aggregate principal amount authorized from time to time by the Company.

  Reference is made to the Prospectus Supplement for the following terms of the Debt Securities: (1) the designation (including whether they are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities, whether such Debt Securities are convertible and, if convertible, into what securities the Debt Securities are convertible), aggregate principal amount and authorized denominations of the Debt Securities; (2) the percentage of their principal amount at which such Debt Securities will be issued; (3) the date or dates on which the Debt Securities will mature or the method of determination thereof; (4) the rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, reset features of the rates, if any, and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which any such interest will be payable and the regular record dates for such interest payment dates; (6) any mandatory or optional sinking fund or purchase fund or analogous provisions; (7) if applicable, the date after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (8) if applicable, the terms and conditions upon which the Debt Securities may be convertible or exchangeable into or exercisable for other securities (including shares of a class of capital stock of the Company or any other issuer), including the initial conversion rate, the conversion period and any other provision in addition to or in lieu of those described herein; (9) whether such Debt Securities shall be subject to defeasance and, if so, the terms thereof; (10) any Events of Default provided with respect to the Debt Securities that are in addition to or different from those described herein; and (11) any other terms of the Debt Securities.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of (and premium, if any) and interest on the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee, provided that at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Debt Securities may be issued under the Indenture as original issue discount securities to be offered and sold at a discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in the Prospectus Supplement relating thereto.

  Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, the covenants applicable to the Debt Securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operation. Unless otherwise indicated in the Prospectus Supplement relating to a particular series of Debt Securities, the Debt Securities do not contain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

  The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in any Prospectus Supplement and the Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including any Senior Debt Securities and Senior Subordinated Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Subordinated Indenture as: (1) any indebtedness of the Company (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including obligations incurred under leases which are or may be capitalized under generally accepted accounting principles and purchase money obligations) given in connection with the acquisition of any property or assets, including the purchase of cable television systems and securities, (2) any indebtedness of others described in the preceding clause (1) for which the Company is responsible or liable as guarantor or otherwise, (3) any indebtedness now outstanding or hereafter incurred by the Company in connection with an acquisition by the Company or a subsidiary of the stock or substantially all of the assets of another person or a merger or consolidation to which the Company or a subsidiary is a party, for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, and (4) all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than (a) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to all other indebtedness of the Company or is not superior in right of payment to the Subordinated Debt Securities or to other indebtedness which is pari passu with or subordinate to the Subordinated Debt Securities, and (b) indebtedness of the Company to a subsidiary for money borrowed or advanced. The Company has outstanding the 11.5 percent Senior Subordinated Debentures due 2004, the 10.5 percent Senior Subordinated Debentures due 2008 and the 9 5/8 percent Senior Notes due 2002, only the latter of which constitutes Senior Indebtedness. At August 31, 1995, approximately $219,261,000 of Senior Indebtedness was outstanding.

  Borrowings of the Company from commercial banks historically also have constituted Senior Indebtedness. At August 31, 1995, and as of the date of this Prospectus, no borrowings were outstanding under the Company's $300,000,000 secured revolving credit facility. The Company currently is renegotiating its credit arrangements with commercial banks that are intended to result in the transfer of certain of the Company's cable television system assets to Jones Cable Holdings, Inc., a wholly owned subsidiary of the Company. It is intended that the subsidiary would then enter into a new $500,000,000 unsecured revolving credit facility, the borrowings under which would not constitute Senior Indebtedness. While the Debt Securities will not technically be subordinate to the indebtedness incurred by Jones Cable Holdings, Inc. or any other subsidiary of the Company, the Company's cable television assets that belong to Jones Cable Holdings, Inc. will no longer be owned directly by the Company and will not be available to satisfy claims of the holders of the Debt Securities.

  The payment of the principal of (and premium, if any) and interest on the Senior Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in any Prospectus Supplement and the Senior Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including any Senior Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Senior Subordinated Indenture as set forth in clauses (1), (2), (3) and (4) above from the Subordinated Indenture; provided, however, that it excludes only indebtedness that is subordinate in right of payment to any other indebtedness of the Company and indebtedness of the Company to a subsidiary for money borrowed or advanced. The Senior Subordinated Debt Securities will rank senior to the Company's outstanding issues of subordinated indebtedness.

  The extent to which the Company may incur Senior Indebtedness and limitations thereon, if any, are set forth in the accompanying Prospectus Supplement. If Debt Securities are being offered, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the accompanying Prospectus Supplement.

  Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or receivership or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, all principal of, premium, if any, and interest due on all Senior Indebtedness (including any outstanding Senior Debt Securities) must be paid in full before the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities are entitled to receive or retain any payment thereon, and principal of, premium, if any, and interest on the Senior Subordinated Securities must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment thereon. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness (as respectively defined in the Senior Subordinated Indenture and the Subordinated Indenture) to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the Senior Subordinated Debt Securities or Subordinated Debt Securities are paid in full.

CONVERSION RIGHTS

  The terms, if any, on which Debt Securities may be exchanged for or converted (mandatorily or otherwise) into shares of Class A Common Stock of the Company or into other securities of the Company or into shares of another corporation will be set forth in the Prospectus Supplement relating thereto. See "Description of Capital Stock." The Company currently holds, either directly or through certain of its wholly owned subsidiaries, 6,225,796 American Depositary Shares ("ADSs") representing 31,128,980 Ordinary Shares of Bell Cablemedia plc, a cable/telephony company incorporated under the laws of England and Wales. If Debt Securities convertible into the Company's ADSs are offered, information about Bell Cablemedia plc and the ADSs will be set forth in the accompanying Prospectus Supplement.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  An Event of Default will be defined in the Indentures with respect to Debt Securities of any series issued thereunder as a default in payment of principal or premium, if any, at maturity or upon redemption; a default in payment of interest subject to applicable grace periods; a failure by the Company for 60 days after notice to perform any other of the covenants or agreements in the Indentures; certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary; or any other event of default provided with respect to Debt Securities of that series.

  Each Indenture will provide that, if an Event of Default shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Debt Securities of such series then outstanding. The holders of a majority in principal amount of the Debt Securities of such series then outstanding may also waive any default (except a default in payment of principal or interest on the Debt Securities of such series) prior to such declaration.

  Each Indenture will require the Company to file a certificate specifying a default immediately upon becoming aware of such default, and to file annually with the Trustee a certificate either stating the absence of any default or specifying any default that exists. Each Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default, give the holders of Debt Securities of any series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal or interest on any of the Debt Securities of such series or the making of any sinking fund payment, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of such holders. The term "default" for the purpose of this provision means the occurrence of any of the Events of Default specified above, excluding any grace periods and irrespective of the giving of notice.

  Each Indenture will contain provisions entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities of any series before proceeding to exercise any right or power under the Indenture at the request of such holders. Each Indenture provides that the holders of a majority in principal amount of the Debt Securities of such series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or if the Trustee determines in good faith that the proceeding so directed would be illegal, would involve it in personal liability or would be unduly prejudicial to other holders of Debt Securities of such series. Each Indenture also will restrict the right of holders of Debt Securities of such series to initiate any suit or proceeding by requiring prior written request to the Trustee of holders of at least 25% in principal amount of the Debt Securities of such series.

  Reference is made to the Prospectus Supplement relating to any series of Debt Securities that are original issue discount securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an Event of Default and the continuation thereof.

MERGER OR SALES OF ASSETS

  Each Indenture will provide that the Company may merge with another corporation if the Company is the surviving corporation, or may consolidate with or merge into another corporation or sell or lease all or substantially all of its assets to another corporation if (i) immediately after such transaction no default or event of default under the Indenture shall have occurred or be continuing, (ii) the resulting, surviving or transferee corporation is organized and existing under the laws of a state of the United States or the District of Columbia and (iii) such corporation agrees to pay promptly when due the principal of and interest on the Debt Securities and agrees to assume, perform and observe all the covenants and conditions of the Indenture.

MODIFICATION OF THE INDENTURES

  The Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Debt Securities of any series affected at the time outstanding, may execute supplemental indentures adding, changing or eliminating stated provisions of the Indentures or of any supplemental indenture or modifying in any manner the rights of the holders of the Debt Securities; however, no such supplemental indenture may (i) extend the stated maturity of any Debt Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) without the consent of each holder of the Debt Securities of such series so affected, (ii) reduce the aforesaid percentage of any of the Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all the Debt Securities of such series then outstanding, (iii) modify any of the provisions concerning modification of the Indentures except to increase any such percentage or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of each holder of the Debt Securities of such series so affected, or (iv) change the terms on which any Debt Securities are convertible or exchangeable into or exercisable for shares of a class of capital stock of the Company or any other issuer.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

  Each Indenture may be discharged upon payment of the principal of (and premium, if any) and interest, if any, on all the Debt Securities and all other sums due thereunder. In addition, the Indentures will provide that if, within one year of the date the Debt Securities of any series becomes due and payable, or are to be called for redemption, the Company, if so permitted with respect to Debt Securities of a particular series, deposits with the Trustee, in trust for the benefit of the holders thereof, funds sufficient to pay all sums due for the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series, as they shall become due or redeemable and, if certain other conditions are met, the Trustee shall cancel and satisfy such Indenture with respect to such series to the extent provided therein. The Prospectus Supplement describing the Debt Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

                              PLAN OF DISTRIBUTION

  The Company may sell the Securities on a negotiated or competitive bid basis to or through underwriters or dealers, and also may sell the Securities directly to other purchasers or through agents. The Prospectus Supplement will describe the method of distribution of the Securities.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  If underwriters are used in the offering of the Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Securities, although such a firm may participate in the distribution of such Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Securities will
(1) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payment which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all the Securities if any are purchased.

  The Company also may sell the Securities to a dealer as principal. In such event, the dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  The Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  Dealers and agents named in the Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutional investors to purchase the Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutional investors with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. Agents and underwriters will not have any responsibility in respect of the validity of such contracts or the performance of the Company or such institutional investors thereunder.

  The anticipated place and time of delivery for the Securities will be set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

  The legality of the Securities offered hereby will be passed upon for the Company by Elizabeth M. Steele, Vice President/General Counsel and Secretary of the Company.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses, other than underwriting fees and commissions, expected to be borne by the Company in connection with the securities being registered.

      SEC filing fee...............................................  $206,896.55
      Printing and engraving fees..................................   100,000.00
      Legal fees and expenses......................................    20,000.00
      Accounting fees and expenses.................................    20,000.00
      Blue sky fees and expenses...................................    10,000.00
      Trustees' fees...............................................    30,000.00
      Rating agency fees...........................................   150,000.00
      Miscellaneous................................................    25,000.00
                                                                    ------------
          Total.................................................... *$561,896.55
                                                                    ============

--------
*All amounts listed above, except for the SEC filing fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Articles of Incorporation of the Company permit indemnification of the Company's officers and directors when such are parties or threatened to be made parties to any proceeding (other than an action by or in the name of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against losses incurred by him or her in connection with such proceeding if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation of the Company further provide that the corporation will indemnify its officers and directors against losses incurred as the result of a proceeding by or in the name of the corporation if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, but no indemnification will be made in such case if the officer or director seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper.

  The Colorado Business Corporation Act (the "Act") requires a Colorado corporation to indemnify its officers and directors against reasonable expenses under certain circumstances and permits it to indemnify its officers and directors against liability and reasonable expenses under certain circumstances. Unless limited by the corporation's articles of incorporation, the Act requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the Act provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the Act provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director was adjudged liable to the corporation. The Act also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

ITEM 16. EXHIBITS

  As noted, the following exhibits (i) are being filed as part of this electronic transmission, or (ii) have been incorporated by reference from documents already on file with the Securities and Exchange Commission, or (iii) will be filed as exhibits to documents incorporated by reference herein subsequent to the date of this Registration Statement's effectiveness, or (iv) previously have been filed.

     1.1       Form of Underwriting Agreement Basic Provisions for Debt
               Securities, with Form of Terms Agreement.(1)
     1.2       Form of Underwriting Agreement for Class A Common Stock.(2)
     3.1       Articles of Incorporation of the Company, as amended.(3)
     3.2       Bylaws of the Company, as amended.(4)
     4.1       Form of Indenture for Senior Debt Securities.(5)
     4.2       Form of Senior Debt Security. (included in Exhibit 4.1)
     4.3       Form of Indenture for Senior Subordinated Debt Securities.(6)
     4.4       Form of Senior Subordinated Debt Security. (included in Exhibit
               4.3)
     4.5       Form of Indenture for Subordinated Debt Securities.(7)
     4.6       Form of Subordinated Debt Security. (included in Exhibit 4.5)
     4.7       Specimen Stock Certificate with respect to the Company's Class A
               Common Stock.(8)
     5.1       Opinion of Elizabeth M. Steele as to the legality of the
               securities being registered.(9)
     23.1      Consent of Elizabeth M. Steele. (included in the opinion of Ms.
               Steele previously filed as Exhibit 5.1)
     23.2      Consent of Arthur Andersen LLP dated September 8, 1995.(9)
     23.3      Consent of Arthur Andersen LLP dated October 24, 1995.(10)
     24.1      Power of Attorney.(9)
     25.1      Statement of Eligibility of Trustee on Form T-1 with respect to the Senior Debt Securities.(9)
     25.2      Statement of Eligibility of Trustee on Form T-1 with respect to the Senior Subordinated Debt Securities.(9)
     25.3      Statement of Eligibility of Trustee on Form T-1 with respect to the Subordinated Debt Securities.(9)

--------

 (1) Incorporated by reference to Exhibit 1 to Post-Effective Amendment No. 1 to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-64604) filed March 15, 1994.

 (2) To be filed as an exhibit to a report to be incorporated by reference herein subsequent to the date of this Registration Statement's effectiveness.

 (3) Incorporated by reference to Exhibit 3(a) to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1988 and to
     Exhibit 3.2 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995.

 (4) Incorporated by reference to Exhibit 3.3 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995.

 (5) Incorporated by reference to Exhibit 4.1(e) to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-47030) filed April 8, 1992.

 (6) Incorporated by reference to Exhibit 4.1(f) to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-47030) filed April 8, 1992.

 (7) Incorporated by reference to Exhibit 4.1(g) to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-47030) filed April 8, 1992.

 (8) Incorporated by reference to Exhibit 4 to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-41392) filed June 25, 1991.

 (9) Previously filed.

(10) Filed herewith.

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in sub-paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those undertakings is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, JONES INTERCABLE, INC. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD AND THE STATE OF COLORADO ON THE 24TH DAY OF OCTOBER, 1995.

                                          JONES INTERCABLE, INC.,
                                          a Colorado corporation

                                                  /s/ Glenn R. Jones
                                          By: _________________________________
                                                     (Glenn R. Jones)
                                               Chairman and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Glenn R. Jones            Chairman of the Board and      October 24, 1995
____________________________________   Chief Executive Officer
          (Glenn R. Jones)             (Principal Executive
                                       Officer)

       /s/ Kevin P. Coyle            Group Vice President/Finance   October 24, 1995
____________________________________   (Principal Financial
          (Kevin P. Coyle)             Officer)

    /s/ Larry W. Kaschinske          Controller (Principal          October 24, 1995
____________________________________   Accounting Officer)
       (Larry W. Kaschinske)

     */s/ James B. O'Brien           President and Director         October 24, 1995
____________________________________
         (James B. O'Brien)

     */s/ Raymond L. Vigil           Group Vice President/Human     October 24, 1995
____________________________________   Resources and Director
         (Raymond L. Vigil)

      */s/ Derek H. Burney           Director                       October 24, 1995
____________________________________
         (Derek H. Burney)

    */s/ William E. Frenzel          Director                       October 24, 1995
____________________________________
        (William E. Frenzel)

     */s/ Donald L. Jacobs           Director                       October 24, 1995
____________________________________
         (Donald L. Jacobs)

      */s/ James J. Krejci           Director                       October 24, 1995
____________________________________
         (James J. Krejci)

  */s/ Christine Jones-Marocco       Director                       October 24, 1995
____________________________________
     (Christine Jones-Marocco)


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     */s/ Daniel E. Somers           Director                       October 24, 1995
____________________________________
          Daniel E. Somers

       /s/ Robert S. Zinn            Director                       October 24, 1995
____________________________________
          (Robert S. Zinn)

                                     Director
____________________________________
        (Robert B. Zoellick)

      /s/ David K. Zonker            Director                       October 24, 1995
____________________________________
         (David K. Zonker)

       /s/ Kevin P. Coyle

*By: ___________________________

         Kevin P. Coyle

       as Attorney-in-Fact